UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Sirius XM Radio Inc.
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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., New York City time, on Tuesday, May 21, 2013

Place:	The Auditorium The AXA Equitable Center 787 Seventh Avenue New York, New York 10019

Items of Business:	1. To elect the thirteen director nominees listed herein;

2. To ratify the appointment of KPMG LLP as our independent registered public accountants for 2013;

3. To vote on a stockholder proposal submitted by The Central Laborers’ Pension Fund to amend our Corporate Governance Guidelines to adopt and disclose a written and detailed succession planning policy; and

4. To transact any other business properly coming before the annual meeting and any adjournments or postponements thereof.

Who may Vote:	Stockholders of record at the close of business on April 1, 2013.

Important Notice Regarding the Date of Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, May 21, 2013:	We are pleased to be using the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders over the Internet. In accordance with these rules, we sent stockholders of record at the close of business on or about April 11, 2013, a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2012 over the Internet and how to vote.

Whether or not you expect to attend in person, we urge you to vote your shares over the Internet, by phone, or by signing, dating, and returning a proxy card at your earliest convenience.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs.

By Order of the Board of Directors,

PATRICK L. DONNELLY

Executive Vice President, General Counsel and Secretary

New York, New York

April 11, 2013

i

ii

1221 Avenue of the Americas

36th Floor

New York, New York 10020

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Radio Inc. to be held on Tuesday, May 21, 2013, beginning at 9:00 a.m., New York City time, in The Auditorium at The AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any adjournments or postponements thereof. This proxy statement is being distributed or made available, as the case may be, to stockholders on or about April 11, 2013.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the following matters outlined in the Notice of 2013 Annual Meeting of Stockholders, including:

•

Item 1 — the election of thirteen director nominees to our board (Joan L. Amble, Mark D. Carleton, David J.A. Flowers, Eddy W. Hartenstein, James P. Holden, Gregory B. Maffei, Evan D. Malone, James E. Meyer, James F. Mooney, Robin S. Pringle, Carl E. Vogel, Vanessa A. Wittman and David Zaslav);

•	Item 2 — the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2013;

•

Item 3 — a stockholder proposal submitted by The Central Laborers’ Pension Fund to amend our Corporate Governance Guidelines to adopt and disclose a written and detailed succession planning policy; and

•	such other business that may properly be conducted at the annual meeting or any adjournments or postponements thereof.

At the annual meeting, management will also report on our performance and respond to appropriate questions from stockholders. On the Record Date, 6,430,553,280 shares of our common stock were outstanding.

What are the voting rights of the holders of our common stock?

Each holder of our common stock is entitled to one vote per share of common stock on all matters to be acted upon at the annual meeting.

What vote is required to approve each item?

Assuming the presence of a quorum, the directors will be elected by the holders of a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote. This means that the thirteen director nominees who receive the most votes cast by the holders of shares of our common stock will be elected. You may vote “For” or “Withhold” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld and broker non-votes will not have any effect on the outcome of the election of the directors because directors are elected by plurality voting but they will be counted for the purpose of determining whether a quorum is present at the annual meeting.

The affirmative vote of the holders of a majority of the voting power of our common stock, present in person or represented by proxy, and entitled to vote on the matter is required for Item 2 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2013) and Item 3 (the stockholder proposal). You may vote “For,” “Against” or “Abstain” with respect to Items 2 and 3. For Items 2 and 3, an “Abstain” vote will have the same effect as a vote against the proposal. For Item 3, broker non-votes will have no effect in determining whether the proposal is approved because they are not deemed “present in person or represented by proxy and entitled to vote on the matter.” Items 2 and 3 are not binding on our board of directors or the Company.

When will voting results be available?

We will announce preliminary voting results at the annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC shortly after the annual meeting.

Who can attend the annual meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Only persons who have proof of their stock ownership as of the record date will be allowed to enter the meeting. Proof of ownership will be any statement from their bank or broker or the admission card that was sent with the Notice. Registration and seating will begin at 8:30 a.m., New York City time.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What is a broker non-vote?

A broker non-vote occurs if you hold shares in “street name” and do not provide voting instructions to your broker on a proposal and your broker does not have the discretionary authority to vote on such proposal. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as Item 2 (the ratification of the appointment of KPMG as our independent registered public accountants for 2013), without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on certain non-routine items, such as Item 1 (the election of directors) or Item 3 (the stockholder proposal). It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Item 1 (the election of the thirteen director nominees listed herein) and Item 3 (the stockholder proposal) are counted.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you are a beneficial owner (that is, you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 1 (the election of directors) or Item 3 (the stockholder proposal), your shares will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted for purposes of determining whether a quorum is present to hold the annual meeting.

How do I vote?

Stockholders of record can vote as follows:

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By Internet:    Stockholders may vote over the Internet at www.envisionreports.com/siri by following the instructions included on your Notice. You will need the 11-digit Control Number included on the Notice to obtain your records and to create an electronic voting instruction form.

•

By Telephone:    Stockholders may vote by telephone 1-800-652-VOTE (8683) by following the instructions included with your Notice card. You will need the 11-digit Control Number included on the Notice card in order to vote by telephone.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

If your shares are held in “street name,” you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. The deadline for voting by telephone or electronically is 11:59 p.m., New York City time, on Monday, May 20, 2013. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and annual report or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year’s or future years’ proxy materials should be directed to: Sirius XM Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Requests can also be made by telephone by calling (212) 584-5100.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary (in writing or by phone at the contact information indicated above) to request that only a single copy of our proxy statement be mailed in the future.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary in writing at Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy;

•	Executing and delivering a later dated proxy card or submitting a later dated vote by telephone or the Internet; or

•	Attending the annual meeting, revoking your proxy and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Who will count the votes?

A representative of Computershare will tabulate the votes and act as inspector of elections.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our stock may be voted at the annual meeting.

Whom am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to vote on your behalf at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote your shares according to your instructions. If you complete your proxy card but do not indicate how you would like your shares voted, your proxy will vote in accordance with the recommendation of our board of directors.

Who is soliciting my proxy, and who will pay for the costs of the solicitation?

Sirius XM is soliciting your proxy. The cost of soliciting proxies will be borne by Sirius XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 and reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2014 proxy statement must submit such proposal to us in writing at our principal executive offices located at: 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, to the attention of the Corporate Secretary, no later than the close of business on December 13, 2013.

Our By-laws provide for advance notice provisions. The By-laws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed above and in the By-laws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2014 Annual Meeting of Stockholders, such a proposal must be received by the Corporate Secretary on or after February 20, 2014 but no later than March 12, 2014. In the event that the date of the 2014 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2013 Annual Meeting of Stockholders, notice must be delivered no earlier than the 90th day prior to the 2014 Annual Meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting of Stockholders is first made. In addition, the date for timely notice specified in this paragraph shall be the earlier of the date calculated above or the date specified in paragraph (c)(1) of Rule 14a-4 of the Exchange Act.

ITEM 1 — ELECTION OF DIRECTORS

Thirteen director nominees are standing for election at the annual meeting. The Nominating and Corporate Governance Committee of our board of directors has nominated the director nominees listed below after consideration of such individual’s qualifications, contributions to the company and other reasons discussed in this proxy statement.

On January 18, 2013, Leon D. Black, Lawrence F. Gilberti, and Jack Shaw resigned as members of our board of directors. The decisions of Messrs. Black, Gilberti and Shaw to resign were not the result of any disagreement with us on any matter relating to our operations, policies or practices. To fill the vacancies resulting from these resignations and the previous resignation of Mel Karmazin, our former Chief Executive Officer and a director, our board of directors unanimously appointed Mark D. Carleton, Robin S. Pringle, Charles Y. Tanabe and our Chief Executive Officer, James E. Meyer, to our board of directors.

John C. Malone and Charles Y. Tanabe have informed the Nominating and Corporate Governance Committee that they do not wish to stand for reelection at the annual meeting. To fill these expected vacancies, the Nominating and Corporate Governance Committee has nominated Evan D. Malone and David Zaslav for election to our board of directors at the annual meeting. Biographical information regarding Dr. Malone and Mr. Zaslav is contained on page 9 and 12, respectively, of this proxy statement. Dr. Malone and Mr. Zaslav have indicated their willingness to serve as a director if elected.

The Nominating and Corporate Governance Committee believes that a well-functioning board includes a diverse group of individuals that bring a variety of complementary skills and experiences. Although our board of directors does not have a formal policy with regard to the consideration of diversity in identifying director candidates, diversity is one of the factors that the Nominating and Corporate Governance Committee may, pursuant to its charter, take into account in identifying director candidates. The Nominating and Corporate Governance Committee generally considers each nominee in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a group, possesses the appropriate mix of skills and experience to oversee our business. The experience, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee to conclude that our nominees should serve on the board of directors are generally described in the biographical information below.

Set forth below are the nominees to be elected to serve until the 2014 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

To be elected as a director, each nominee must receive a plurality of the votes cast by the holders of our common stock.

Should any nominee become unable or unwilling to accept election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each nominee has expressed his or her intention to serve as a director if elected.

Biographical information about this year’s nominees:

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Joan L. Amble	59

Ms. Amble has been a director since July 2008. From December 2006 until the closing of our merger with XM Satellite Radio Holdings Inc. (“XM”) in July 2008, Ms. Amble served as a director of XM. From May 2011 to December 2011, Ms. Amble was the Executive Vice President, Finance for the American Express Company and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as Vice President and Controller for GE Capital. Ms. Amble serves as a member of the board of directors of Booz Allen Hamilton Holding Corporation and Brown-Forman Corporation. Ms. Amble also served as a director at Broadcom Corporation during the last five years.

Key Attributes, Experience and Skills:

Ms. Amble has extensive experience in financial reporting, including experience with the rules and regulations of the SEC, based, in part, on her experience at Ernst & Young, The Financial Accounting Standards Board, the General Electric Company and American Express. Ms. Amble also has significant experience in the areas of: financial controls; Sarbanes-Oxley Act compliance; operations; risk management; six sigma quality; and consumer-oriented subscription businesses.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Mark D. Carleton	52

Mr. Carleton has served as a director since January 2013. He has served as a Senior Vice President of Liberty Media Corporation (formerly known as Liberty Spinco, Inc.) since January 2013. Mr. Carleton served as a Senior Vice President of Liberty Media Corporation (now known as Starz) from May 2007 to January 2013. He has also served as a Senior Vice President of Liberty Interactive Corporation since December 2003. Prior to December 2003, Mr. Carleton was a partner at KPMG LLP, where he had overall responsibility for the communications sector. He also served on KPMG LLP’s Board of Directors. Mr. Carleton serves as a director of Live Nation Entertainment, Inc., Barnes & Noble, Inc., Air Methods Corporation, Atlanta Braves, Inc., Ideiasnet and Mobile Streams Plc. He previously served as a director of Ticketmaster Entertainment, Inc. and The DIRECTV Group, Inc.

Key Attributes, Experience and Skills:

Mr. Carleton brings to the board, among his other skills and qualifications, financial and accounting expertise acquired while serving as a partner at KPMG LLP. He has extensive experience in the media, telecommunications and entertainment industries, experience that is very valuable in assessing and evaluating opportunities and our plans from both a short- and long-term perspective. In addition, Mr. Carleton’s service on other public company boards has provided him with a number of skills, including experience in the areas of leadership development and succession planning, risk assessment, and stockholder and government relations.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
David J.A. Flowers	58

Mr. Flowers has been a director since April 2009. Mr. Flowers has served as Senior Vice President and Managing Director, Alternative Investments, of Liberty Media Corporation (formerly known as Liberty Spinco, Inc.) since January 2013. He served as a Senior Vice President of Liberty Media Corporation (now known as Starz) from May 2007 to January 2013 and as Managing Director, Alternative Investments, from November 2011 to January 2013. He has served as a Senior Vice President of Liberty Interactive Corporation since October 2000 and as Managing Director, Alternative Investments, since November 2011. Mr. Flowers served as the Treasurer of Liberty Interactive Corporation from April 1997 to October 2011, and as a Vice President from June 1995 to October 2000. Previously, Mr. Flowers worked in various treasury positions at Toronto Dominion Bank and ended his career there as a Managing Director of Media Telecom. Mr. Flowers has served as a director of Interval Leisure Group, Inc. since August 2008.

Key Attributes, Experience and Skills:

Mr. Flowers brings to the board significant financial, investment and public company experience as a senior finance executive of large public companies. His extensive experience leading finance and business development initiatives in the technology, media and telecommunications areas is a significant asset to the board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Eddy W. Hartenstein	62

Mr. Hartenstein has been a director since July 2008, has served as our lead independent director since April 2013 and served as the chairman of our board from November 2009 to April 2013. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM. Mr. Hartenstein has been Publisher and Chief Executive Officer of the Los Angeles Times, which is owned by the Tribune Company, since August 2008. In addition, Mr. Hartenstein served as Co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 until January 2013. In December 2008, the Tribune Company filed for Chapter 11 bankruptcy protection and, under his leadership, emerged in December 2012. From December 2005 through May 2008, Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a special purpose acquisition company, formed to acquire operating businesses in the media, entertainment or telecommunications industries, which dissolved and distributed assets to its investors in May 2008. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein serves as a member of the board of directors of SanDisk Corporation and The City of Hope. Mr. Hartenstein also serves on the board of directors and as chairman of the compensation committee of Broadcom Corporation. Mr. Hartenstein also served as a director at Thomson Multimedia during the last five years.

Key Attributes, Experience and Skills:

As the former Chief Executive Officer of DIRECTV, Inc., Mr. Hartenstein has extensive experience in building, managing, marketing and operating a satellite service. He brings direct and highly relevant expertise to the board in such areas as: the construction and procurement of satellites, managing a large consumer subscriber base, consumer marketing, and the design and implementation of systems necessary to support a growing and dynamic consumer-oriented business.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James P. Holden	61

Mr. Holden has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at that company. Mr. Holden is a director of Speedway MotorSports, Inc. and the Lead Director of Snap-On Incorporated. Mr. Holden has also served as a director at Motors Liquidation Corporation and Meridian Automotive during the last five years.

Key Attributes, Experience and Skills:

Mr. Holden has spent his career in the automotive business, a key market for our services. Mr. Holden’s perspective on, and knowledge of, the workings, business and product planning processes, and knowledge of individuals in the automotive industry are significant assets to the board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Gregory B. Maffei	52

Mr. Maffei has been a director since March 2009 and has served as the chairman of our board since April 2013. He has served as a director and the President and Chief Executive Officer of Liberty Media Corporation (formerly known as Liberty Spinco, Inc.) since August 2012. Mr. Maffei served as a director and the President and Chief Executive Officer of Liberty Media Corporation (now known as Starz) from May 2007 to January 2013. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Interactive Corporation since February 2006 and as a director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation during 2005 and as Chairman of 360networks Corporation from 2002 to 2011 (and as its Chief Executive Officer from 2000 to 2005 and as President from 2002 to 2005). Previously, Mr. Maffei was the Chief Financial Officer of Microsoft Corporation from 1997 to 2000. Mr. Maffei has served as (i) the Chairman of the Board of Starz since January 2013, (ii) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (iii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iv) a director of Electronic Arts, Inc. since June 2003, (v) a director of Zillow, Inc. since May 2005, and (vi) a director of Barnes & Noble, Inc. since September 2011. He served as a director of DIRECTV, Inc. from November 2009 to June 2010, and as a director of its predecessor, DIRECTV Group, Inc., from February 2008 to November 2009. Mr. Maffei also served as a director of Expedia, Inc. from 1999 to 2003 (and as its Chairman of the Board from 1999 to 2002), and as a director of Starbucks Corporation from 1999 to 2006.

Key Attributes, Experience and Skills:

Mr. Maffei brings to the board significant financial and operational experience based on his senior policy making positions at Liberty Media, Oracle, 360 networks and Microsoft. He also provides the board with executive leadership perspective on the operations and management of large public companies, including companies in the technology, media and telecommunications space. The board also benefits from his extensive public company board experience.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Evan D. Malone	42

Dr. Malone has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, and product design and prototyping services, since June 2009 and has been an engineering consultant for more than the past five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, LLC, a start-up company in Philadelphia, which began operations in 2010. Dr. Malone has served as a director of Liberty Media Corporation (formerly known as Liberty Spinco, Inc.) since January 2013. He previously served as a director of Liberty Media Corporation (now known as Starz) from September 2011 until January 2013. Dr. Malone has served as a director of Liberty Interactive Corporation since August 2008.

Key Attributes, Experience and Skills:

Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone’s perspectives will assist the board in developing business strategies and adapting to technological changes facing the audio entertainment industry. In addition, his entrepreneurial experience will assist the board in evaluating strategic opportunities in existing, new and emerging technologies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James E. Meyer	58

Mr. Meyer has served as our Chief Executive Officer since December 2012 and has been a director since January 2013. Previously, Mr. Meyer was our President, Operations and Sales. Prior to joining us in May 2004, Mr. Meyer was President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions for Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held several senior management positions at General Electric and RCA. Mr. Meyer serves on the board of ROVI Corporation.

Key Attributes, Experience and Skills:

As our Chief Executive Officer, Mr. Meyer is responsible for setting and executing our goals and strategies. Mr. Meyer provides the board not only with a knowledge of our daily workings, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business. His ability as director to add his views to the board’s deliberations is of significant benefit to the other members of the board of directors.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James F. Mooney	58

Mr. Mooney has been a director since July 2003. Mr. Mooney is a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business, and has served in that role since March 2003. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas. Mr. Mooney is a member of the board of directors of Sidera Networks, LLC, a provider of high capacity communications services to carrier and enterprise customers.

Key Attributes, Experience and Skills:

Mr. Mooney has had a varied career in industries ranging from computer products to telecommunications. His diverse experience is useful in our business and budget planning process, in analyzing subscriber growth and its trends and subscriber churn, assessing marketing opportunities, evaluating personnel and compensation, assessing financing alternatives, and assessing and evaluating our long-term business plans.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Robin S. Pringle	34

Ms. Pringle has been a director since January 2013. Ms. Pringle has served as a Vice President, Corporate Development, of Liberty Media Corporation (formerly known as Liberty Spinco, Inc.) and Liberty Interactive Corporation since January 2013. She served as a Director, Corporate Development of Liberty Media Corporation (now known as Starz) from September 2011 to December 2012, and as a Vice President, Corporate Development, in January 2013. Ms. Pringle served as a Director, Corporate Development of Liberty Interactive Corporation from January 2010 to December 2012, and as a Manager, Corporate Development from July 2008 to December 2010. Previously, she worked in the Strategic Planning and Business Development group at Del Monte Foods and in investment banking at Thomas Weisel Partners.

Key Attributes, Experience and Skills:

Ms. Pringle brings corporate development and financial experience to the board based on her positions with Liberty Media Corporation and Liberty Interactive Corporation.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Carl E. Vogel	55

Mr. Vogel has been a director since April 2011. Mr. Vogel is a member of the board of directors of Dish Network Corporation, a satellite television provider, and a senior advisor to its Chairman. He served as President of Dish Network Corporation from September 2006 until February 2008 and served as its Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and Chief Executive Officer of Charter Communications Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the boards of directors and audit committees of Shaw Communications, Inc., a diversified communications company providing broadband cable and direct-to-home satellite services in Canada, Universal Electronics, Inc., a provider of wireless control technology for connected homes, and is a member of the board of directors, audit committee, corporate governance and nominating committee and executive committee of Ascent Media Corporation. Mr. Vogel served on the board of directors of NextWave Wireless Inc., a wireless technology company that developed, produced and marketed mobile multimedia and consumer electronics solutions, during the past five years.

Key Attributes, Experience and Skills:

Mr. Vogel brings executive level leadership experience in the communications industry as a result of his high level executive roles at Dish Network Corporation, Charter Communications Inc. and Liberty Media. Mr. Vogel also has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his role as a chief executive and senior finance executive of public companies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Vanessa A. Wittman	45

Ms. Wittman has been a director since April 2011. Since May 2012, Ms. Wittman has been the Senior Vice President and Chief Financial Officer of Motorola Mobility, a subsidiary of Google. From September 2008 to March 2012, she served as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc., a professional services company providing advice and solutions in the areas of risk, strategy, and human capital. Prior to joining Marsh & McLennan, Ms. Wittman was Chief Financial Officer and Executive Vice President of Adelphia Communications Corp., a cable television company, from 2003 to 2007. Prior to Adelphia, Ms. Wittman served as Chief Financial Officer of 360networks, a wholesale provider of telecommunications services. She also has held positions with Microsoft, Metricom Inc. and Morgan Stanley & Co. Incorporated. Ms. Wittman served as a director of kgb, an independent provider of directory assistance and enhanced information services, and Infospace, an internet search services company.

Key Attributes, Experience and Skills:

Ms. Wittman has been the Chief Financial Officer of various public companies since 1997 and has held senior positions in multi-national companies throughout her career. She also has been a director at several companies, including serving as audit committee chair for a public company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
David Zaslav	53

Mr. Zaslav has been the President, Chief Executive Officer and a common stock director of Discovery Communications, Inc., one of the largest nonfiction media companies in the world, since September 2008. Mr. Zaslav has served as President and Chief Executive Officer of Discovery Communications, Inc. since January 2007. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav was a member of the board of TiVo Inc. through 2010.

Key Attributes, Experience and Skills:

Mr. Zaslav, as the Chief Executive Officer of Discovery Communications and through his prior work in television, has developed a deep understanding of the media and entertainment industry. This experience, together with his general management expertise, uniquely positions him as a valued presence on our board of directors to assist us in evaluating programming and marketing opportunities and further understand our diverse and growing subscriber base, including trends in the audio entertainment industry.

The board of directors unanimously recommends a vote “FOR” the election of each of the nominees named above.

What are the responsibilities of the board of directors?

The business and affairs of our Company are managed under the direction of our board of directors. Our board oversees senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for possible directors. Such suggestions, together with appropriate biographical and other information required pursuant to our By-laws, should be submitted to our Corporate Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates to be directors. During 2012, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees to be directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which a candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be qualified to be a director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the board that candidate’s nomination as a director.

What is the board’s leadership structure?

Gregory B. Maffei is the Chairman of our board of directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The Chairman, among other things, presides over meetings of the board of directors, establishes the agenda for each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer. The board of directors has determined that it is currently in our best interests to separate the Chairman of the board position and the Chief Executive Officer position because it allows the Chief Executive Officer to focus on our day-to-day business, including risk management, while allowing the Chairman of the board to lead the board and assist the board in its fundamental role of providing advice to, and oversight of, management. Further, the board recognizes that the Chief Executive Officer position requires a significant dedication of time, effort, and energy in the current business environment. Our Corporate Governance Guidelines (the “Guidelines”) do not establish this approach as a policy, but as a matter that is considered from time-to-time.

Does the board have a lead independent director?

Liberty Media beneficially owns, directly and indirectly, over 50% of our outstanding common stock. In light of that control relationship, the board of directors believes it is appropriate, and a matter of good corporate governance, to designate a director to serve as the lead independent director. The board has designated Eddy W. Hartenstein, the former Chairman of our board of directors, to serve as the lead independent director. The lead independent director will coordinate the activities of the other independent directors, and will perform such other duties and responsibilities as the board of directors may determine.

Are all of the directors required to be independent?

Liberty Media beneficially owns, directly and indirectly, over 50% of our outstanding common stock. As a result, we are exempt from certain corporate governance requirements of the NASDAQ Rules including, among other items, the requirement that our board of directors be comprised of a majority of independent directors and that we have independent director oversight over executive officer compensation and director nominations. We may, in the future, rely on these exemptions available to a controlled company. The controlled company exemption does not extend to the audit committee independence requirements. Accordingly, our audit committee will continue to be comprised solely of directors meeting the independence standards under the applicable NASDAQ listing standards, Section 10A(m)(3) of the of the Exchange Act and our Guidelines. References to Liberty Media in this proxy statement include Liberty Media Corporation and its predecessors, unless the context otherwise requires.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Guidelines regarding director independence meet, and in some areas exceed, the listing standards of The NASDAQ Global Select Market (“NASDAQ”). A copy of the Guidelines is available on our website at http://investor.siriusxm.com.

The Nominating and Corporate Governance Committee undertook a review of director independence in March 2013. As part of this review, the committee reviewed with our Corporate Secretary written questionnaires submitted by directors. These questionnaires disclose transactions and relationships between each director or members of his immediate family, on one hand, and Sirius XM, other directors, members of our senior management and our affiliates, on the other hand.

As a result of this review, the Nominating and Corporate Governance Committee determined that all of our directors and nominees are independent under the standards set forth in our Guidelines and applicable NASDAQ listing standards, with the exception of James E. Meyer, our Chief Executive Officer, Mark D. Carleton, Gregory B. Maffei, Robin S. Pringle and David J.A. Flowers, each of whom is an employee of Liberty Media, and Evan D. Malone, whose father is the Chairman of Liberty Media. With respect to Joan L. Amble, the board evaluated ordinary course transactions during the last three fiscal years between us and the American Express Company, for which she served as an executive officer until December 2011, and found that the amount paid by us to American Express was less than 5% of American Express’ consolidated gross revenues during each of its last three fiscal years. Similarly, with respect to Vanessa A. Wittman, the board evaluated an ordinary course transaction that occurred during 2010 and 2011 between us and an indirect wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). Ms. Wittman served as an executive officer of MMC until March 2012. The board found that the amount we paid to this subsidiary of MMC was less than one tenth of one percent of MMC’s reported consolidated revenues in each of these years.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the of the Exchange Act and our Guidelines. The board has determined that a majority of the members of the Compensation Committee meet the independence standards under the applicable NASDAQ listing standards and our Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The board has determined that a majority of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by the NASDAQ listing standards applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

Our independent directors meet regularly in executive sessions.

What are the current standing committees of the board of directors and who are the members of these committees?

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Copies of the charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at http://investor.siriusxm.com. The Compensation Committee has not adopted a charter.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee	Functions

Audit
Members: Joan L. Amble* Eddy W. Hartenstein James P. Holden James F. Mooney Vanessa A. Wittman

•Selects our independent registered public accounting firm

•Reviews reports of our independent registered public accounting firm

•Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit

•Monitors the effectiveness of the audit process

•Reviews adequacy of financial and operating controls

•Monitors our corporate compliance program

•Monitors our policies and procedures for enterprise risks

Compensation
Members: David J.A. Flowers James P. Holden Carl E. Vogel*	•Reviews our executive compensation policies and strategies •Oversees and evaluates our overall compensation structure and programs

Committee	Functions

Nominating and Corporate Governance
Members: Gregory B. Maffei James F. Mooney* Carl E. Vogel

• Develops and implements policies and practices relating to corporate governance

• Reviews and monitors implementation of our policies and procedures related to the selection of director candidates

• Assists in developing criteria for open positions as directors on the board of directors

• Reviews background information on potential candidates for directors and makes recommendations to the board of directors

• Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often did the board and its committees meet during 2012?

During 2012, there were six meetings of our board of directors, seven Audit Committee meetings, four Compensation Committee meetings and two Nominating and Corporate Governance Committee meetings. Each director nominee attended 75% or more of the total number of meetings of the board and meetings held by committees on which he or she served.

Directors are also encouraged to attend the annual meeting of stockholders. Ms. Amble and Messrs. Gilberti, Hartenstein, and Shaw attended our 2012 annual meeting of stockholders.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at http://investor.siriusxm.com under “Corporate Governance — Contact our Board”.

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon written request to our Corporate Secretary.

Director Compensation Table for 2012

The following table provides compensation information for the year ended December 31, 2012 for each of our non-employee directors. Directors who are employees do not receive compensation for their services as directors.

Name(1)	Fee Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value of Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joan L. Amble	80,000	—	70,000	—	—	—	150,000
Leon D. Black	—	—	—	—	—	—	—
David J.A. Flowers	50,000	—	70,000	—	—	—	120,000
Lawrence F. Gilberti	70,000	—	70,000	—	—	—	140,000
Eddy W. Hartenstein	100,000	—	70,000	—	—	—	170,000
James P. Holden	50,000	—	70,000	—	—	—	120,000
Gregory B. Maffei	50,000	—	70,000	—	—	—	120,000
John C. Malone	50,000	—	70,000	—	—	—	120,000
James F. Mooney	60,000	—	70,000	—	—	—	130,000
Jack Shaw	50,000	—	70,000	—	—	—	120,000
Carl E. Vogel	50,000	—	70,000	—	—	—	120,000
Vanessa A. Wittman	50,000	—	70,000	—	—	—	120,000

(1)	On January 18, 2013, Leon D. Black, Lawrence F. Gilberti, and Jack Shaw resigned as members of our board of directors and our board of directors appointed Mark D. Carleton, James E. Meyer, Robin S. Pringle and Charles Y. Tanabe to our board of directors.

(2)	Non-employee directors were not awarded restricted stock units in 2012. At December 31, 2012, the aggregate number of unvested restricted stock units outstanding for each director was as follows: Ms. Amble — 0; Mr. Black — 48,289; Mr. Flowers — 0; Mr. Gilberti — 143,235; Mr. Hartenstein — 0; Mr. Holden — 143,235; Mr. Maffei — 0; Mr. Malone — 0; Mr. Mooney — 93,748; Mr. Shaw — 0; Mr. Vogel — 0; and Ms. Wittman — 0. The directors acquired the restricted stock units as part of our former director compensation program. The restricted stock units held by Messrs. Black and Gilberti vested in January 2013 upon their resignation as members of our board of directors. The restricted stock units held by Messrs. Holden and Mooney are scheduled to vest on the first anniversary of the date on which they cease to be a director.

(3)	In connection with the special cash dividend paid in December 2012, we granted incremental restricted stock units to prevent the economic dilution of the holders of our restricted stock units as follows: Mr. Black — 864; Mr. Gilberti — 2,563; Mr. Holden — 2,563; and Mr. Mooney — 1,678. These incremental restricted stock units are included in the total unvested restricted stock units outstanding as of December 31, 2012 in footnote 2.

(4)

The aggregate grant date fair values of stock option awards were computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. In 2012, non-employee directors, excluding Mr. Black, were each awarded 76,795 options at an exercise price of $1.91 per share with a grant date fair value of $70,000. In connection with the special cash dividend paid in December 2012, the exercise price of our outstanding stock options were adjusted by decreasing the exercise price by $0.05 per share. The option exercise price reflects the price after the adjustment for the dividend. At December 31, 2012, the aggregate number of option awards outstanding for each non-employee director was as follows: Ms. Amble — 1,449,162; Mr. Black — 1,379,780; Mr. Flowers — 506,925; Mr. Gilberti — 977,898; Mr. Hartenstein — 1,495,162; Mr. Holden —

318,660; Mr. Maffei — 506,925; Mr. Malone — 506,925; Mr. Mooney — 1,456,575; Mr. Shaw — 702,329; Mr. Vogel — 136,700; and Ms. Wittman — 136,700.

As Chairman of the board of directors in 2012, Mr. Hartenstein received an annual cash retainer of $100,000. The other members of our board of directors each receive an annual cash retainer of $50,000. Each director who serves as chair of a committee of the board of directors receives an additional annual cash retainer as follows: the audit committee chairwoman receives $30,000; the compensation committee chairman receives $20,000; and the nominating and corporate governance chairman receives $10,000.

In addition, each member receives $70,000 in the form of options to purchase our common stock which are granted annually on the next business day following that year’s annual meeting of stockholders. All options to purchase our common stock awarded to our non-employee directors vest over a four-year period, with 25% vesting on each anniversary of the date of grant. No options vest in a given year if, in the prior calendar year, the director failed to attend at least 75% of the meetings of the board.

Any director who fails to attend at least 75% of the meetings of the board of directors in any given year forfeits 25% of his or her compensation that is payable in cash. During 2012, all of our directors, other than Mr. Black, attended over 75% of the meetings of our board of directors.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors.

STOCK OWNERSHIP

Who are the principal owners of our stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2013 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. In general, “beneficial ownership” includes those shares a person has or shares the power to vote or transfer, and options to acquire our common stock that are exercisable currently or become exercisable within 60 days. Unless otherwise indicated, we believe that the beneficial owner of the common stock listed below, based on information furnished by this owner, has sole investment and voting power with respect to these shares.

	Shares Beneficially Owned as of February 28, 2013
Name and Address of Beneficial Owner of Common Stock	Number	Percent
Liberty Media Corporation(1)	3,298,774,821	50.9%
12300 Liberty Boulevard Englewood, CO 80112

(1)	Based upon a Schedule 13D filed on January 22, 2013 by Liberty Media Corporation. The ownership percentage is based upon the information contained in a Schedule 13D filed on January 22, 2013 by Liberty Media Corporation and the number of shares outstanding as of February 28, 2013.

How much stock do our directors and executive officers own?

The following table shows the number of shares of common stock beneficially owned by each of our directors, each of our named executive officers and all of our directors and executive officers as a group as of February 28, 2013.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
Joan L. Amble	1,209,378	*
Mark D. Carleton(2)	—	*
David J.A. Flowers(2)	267,141	*
Eddy W. Hartenstein	1,255,378	*
James P. Holden	78,876	*
Gregory B. Maffei(2)	267,141	*
John C. Malone(2)	267,141	*
James F. Mooney(3)	1,225,891	*
Robin S. Pringle(2)	—	*
Charles Y. Tanabe	—	*
Carl E. Vogel	14,977	*
Vanessa A. Wittman	14,977	*
James E. Meyer	3,720,491	*
Scott A. Greenstein	3,364,033	*
Dara F. Altman	52,450	*
Patrick L. Donnelly	5,133,525	*
David J. Frear(4)	7,077,946	*
All Executive Officers and Directors as a Group (17 persons)	23,949,345	*

*	Less than 1% of our outstanding shares of common stock.

(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units that the individuals hold. Also included are the following numbers of shares of common stock acquired under and held in our 401(k) savings plan as of February 28, 2013: Mr. Meyer — 5,355 shares; Mr. Greenstein — 72,033 shares; Ms. Altman — 52,450; Mr. Donnelly — 16,651 shares; and Mr. Frear — 85,046 shares.

(2)	Ms. Pringle and Messrs. Carleton, Flowers, Maffei and Malone are employees of Liberty Media, which beneficially owns 3,298,774,821 shares (or 50.9%) of our common stock, and they disclaim beneficial ownership of the shares owned by Liberty Media and its affiliates.

(3)	Includes 9,100 shares held as custodian for Mr. Mooney’s child.

(4)	Includes 1,900 shares held by Mr. Frear’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations furnished to us during our most recent fiscal year, we know of no director, executive officer or beneficial owner of more than ten percent of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Exchange Act, as amended, other than a late filing of a Form 3 by Mr. Stephen Cook, our Executive Vice President, Sales and Automotive, as a result of his failure to disclose certain shares of common stock held by him upon his appointment as an executive officer and a late filing of a Form 5 by Carl Vogel, a director, as a result of his failure to disclose a gift of certain shares of common stock held by him.

GOVERNANCE OF THE COMPANY

How does the board of directors oversee our risk management process?

The board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit Committee has primary responsibility for monitoring our internal audit, corporate, financial and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise from time to time and the measures taken by management to monitor and limit risks.

•

The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings and (ii) executive in charge of internal audit (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to internal audit findings.

•

We have a Compliance Officer who is in charge of our compliance with FCC related laws and regulations and training and monitoring compliance with those laws and regulations. Our Executive Vice President, General Counsel and Secretary reports to the Audit Committee throughout the year on calls to our compliance hotline and any changes or developments in compliance matters. Each quarter, our Chief Financial Officer reports to the board of directors on our performance and discusses how actual performance compares to our business plan and budget. Our executive officers report regularly to the board about the risks and exposures related to our business.

•

The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks associated with our compensation policies and programs for executives.

•

The committees report to the board of directors at every regular board meeting on the topics discussed and actions taken at the most recent committee meeting. Our board of directors discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•

Our board of directors also considers specific risk topics throughout the year, including risks associated with our business plan, operational efficiency, government regulation, physical facilities, information technology infrastructure and capital structure, among many others. The board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the Company or its subsidiaries and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors or their immediate family members, or stockholders owning five percent or greater of our common stock.

Our related person transaction policy requires:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000 (such transaction referred to as a “related person” transaction) and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•

that any employment relationship or transaction involving an executive officer and the Company must be approved by the Compensation Committee of the board or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•

disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and Internal Revenue Code.

In 2012, there were no related party transactions that are required to be disclosed pursuant to the SEC rules and regulations.

What is the relationship between Sirius XM and Liberty Media Corporation?

In February and March 2009, we entered into several transactions to borrow up to $530 million from Liberty Media Corporation and its affiliates. All of these loans were repaid in cash in 2009.

As part of the transactions with Liberty Media, in February 2009, we entered into an investment agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media. Pursuant to the Investment Agreement, we issued to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock with a liquidation preference of $0.001 per share in partial consideration for the loan investments. The preferred stock was convertible into approximately 40% of our outstanding shares of common stock (after giving effect to such conversion).

In September 2012, Liberty Radio, LLC converted 6,249,900 shares of its preferred stock into 1,293,467,684 shares of our common stock. In January 2013, the Federal Communications Commission granted Liberty Media approval to acquire de jure control of us and Liberty Radio, LLC converted its remaining preferred stock into 1,293,509,076 shares of our common stock. As a result of these conversions of preferred stock and additional purchases of our common stock, Liberty Media beneficially owned, directly and indirectly, over 50% of our outstanding common stock as of February 28, 2013.

Five current Liberty Media executives are members of our board of directors, and Liberty Media has designated three additional members of our board of directors.

As a result, Liberty Media has the ability to control our affairs, policies and operations, such as the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and bylaws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with the interests of other stockholders. In addition, Liberty Media can determine the outcome of all matters requiring stockholder approval and has the ability to cause or prevent a change of control of our Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and might ultimately affect the market price of our common stock.

Does Sirius XM have corporate governance guidelines and a code of ethics?

Our board of directors adopted the Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our directors and employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Guidelines and the Code of Ethics are available on our website at http://investor.siriusxm.com under “Corporate Governance” and in print to any stockholder who provides a written request for either document to our Corporate Secretary. If we amend or waive any provision of the Code of Ethics with respect to our directors, chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for our current Chief Executive Officer, our previous Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers named in our Summary Compensation Table. We refer to these six officers throughout the CD&A and the accompanying tables as our “named executive officers.”

On December 18, 2012, Mel Karmazin relinquished his role as our Chief Executive Officer and Jim Meyer, our President, Operations and Sales, was appointed as his replacement on an interim basis. Mr. Karmazin served as our Chief Executive Officer for almost all of 2012. References to our Chief Executive Officer throughout this CD&A refer to Mr. Karmazin, unless otherwise noted.

Executive Summary

The Compensation Committee is responsible for developing and maintaining a compensation program for our named executive officers. The Compensation Committee has strived to design this compensation program with great care, focusing first and foremost on the incentives that the program promotes. The Compensation Committee believes that our ability to recruit and retain top executive talent is essential to our long-term success. Accordingly, the Compensation Committee believes it has successfully balanced the sometimes competing obligations to make decisions which meet the needs of our company against a one size fits all approach.

Our executive compensation program consists primarily of three elements: base salary; performance-based annual bonus and long-term equity compensation. We believe that these three elements, when taken together, provide an optimum mix of fixed compensation and short- and long-term incentives, and therefore serve as the most effective means of attracting, retaining and motivating executives with the skills and experience necessary to achieve our business goals and enhance stockholder value, while also avoiding unnecessary or excessive risk-taking.

At our annual meeting in May 2011, we held an advisory “say on pay” vote on the compensation of our named executive officers. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of the voting power casting votes in favor of our say-on-pay resolution. In making compensation decisions for 2012, the Compensation Committee considered the strong support our stockholders expressed for our pay for performance compensation philosophy and therefore did not make changes to the core elements of our compensation programs. We intend to include an advisory “say on pay” vote on the compensation of our named executive officers every three years. Accordingly, the next such vote will be held at our 2014 annual meeting of stockholders.

Fiscal Year 2012 Performance Summary

We had an extremely successful year in 2012. In the face of intense competition for our products, our financial results, as reflected by a 59% increase in our year-over-year stock price, exceeded our projections. The following highlights our financial and operating results for 2012:

•	achieving adjusted EBITDA growth of 26% to over $920 million in 2012;

•	increasing our revenues by 13%;

•	increasing our free cash flow by 71% to $709 million;

•	beginning a return of capital to our stockholders through a special cash dividend in December 2012 of $0.05 per share of common stock and preferred stock; and

•	announcing a $2 billion stock buyback program.

In addition, 2012 was marked by key subscriber and content-based achievements and other measures that contributed to our continued growth and success, including:

•	adding approximately 2 million net new subscribers, resulting in a total of nearly 23.9 million subscribers, an increase of over 9% as compared to 2011;

•	executing an agreement with Nissan North America to become the exclusive provider of telematics services for Nissan branded vehicles;

•	launching SiriusXM On Demand, which provides online subscribers the ability to choose from among a catalog of more than 300 shows and over 3,000 hours of content to listen to whenever they want;

•

expanding our relationships with automakers and large independent resellers, including AutoNation, America’s largest automotive retailer, to provide subscriptions to purchasers and lessees of pre-owned vehicles; and

•	launching the SiriusXM Internet Radio App on Google TV, which for the first time allows for SiriusXM 2.0 to be available on any connected television.

In this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“Non-GAAP”). These Non-GAAP financial measures include adjusted EBITDA and free cash flow. We also use in this CD&A subscriber churn, a performance metric which management uses in measuring our business. We use these Non-GAAP financial measures and other performance metrics to manage our business, set operational goals and, in certain cases, as a basis for determining compensation for our employees. Please refer to the glossary contained in our Annual Report for the year ended December 31, 2012 which accompanies this proxy statement for a discussion of such Non-GAAP financial measures and reconciliations to the most directly comparable GAAP measure and a discussion of these other performance metrics.

Overall Program Objectives and Processes

Program Objectives

We strive to attract, motivate and retain highly qualified executives with the skills and experience necessary to achieve our key business goals and enhance stockholder value by providing total compensation that is largely performance-based and competitive with the various markets and industries in which we compete for talent. We strive to provide incentives to align the interests of our executives with those of our stockholders and deliver levels of compensation that we believe are commensurate with performance.

We achieve these objectives through three primary compensation elements:

•	a base salary;

•	a performance-based discretionary annual bonus that constitutes the short-term incentive element of our program; and

•	equity-based awards that constitute the long-term incentive element of our program.

The Compensation Committee believes that a program comprised principally of the above-described three elements is consistent with programs adopted by companies with which we compete for executive talent. The program is structured to meet the requirements of the competitive environment in which we operate, while ensuring that named executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders and avoids unnecessary or excessive risk-taking.

The Compensation Committee believes that delivering compensation in the form of, or based on the value of, our common stock promotes alignment between executive performance and stockholder interests. Accordingly, the value of equity-based compensation represents a large portion of our executives’ total compensation, including through grants of equity-based awards. A high proportion of the compensation for our named executives officers also involves pay that is “at risk” — namely, the discretionary annual bonus and equity-based awards. The Compensation Committee uses “at risk” compensation to motivate the named executive officers to achieve goals and objectives that support our business plan and align our executives’ interests with those of our stockholders.

Processes and Compensation Decisions

The Compensation Committee regularly reviews our compensation practices to assess whether our existing compensation structure properly increases stockholder value. In 2011, the Compensation Committee engaged Exequity LLP, an independent compensation consulting firm, to assist it in designing a bonus program that would qualify for the performance-based exception contained in Section 162(m) of the Internal Revenue Code. After consultation with Exequity, this bonus program was again adopted by the Compensation Committee in 2012. Exequity did not provide advice to the Compensation Committee on other compensation-related decisions for 2012. Instead, the members of the Compensation Committee relied on their significant experience, general industry knowledge and informed judgment in making compensation decisions as to our named executive officers’ base salaries and annual bonuses.

The Compensation Committee does not attempt to set compensation levels for each named executive officer within a particular range related to levels provided by peers. The Compensation Committee relies on the general business and industry knowledge and experience of its members and occasionally uses informal market comparisons as one of many factors in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, historical compensation, internal pay equity, complexity and importance of roles and responsibilities, expected future contributions, leadership and growth potential, and our performance. The Compensation Committee also believes that it is in our stockholders’ interests, and consistent with industry practice, to enter into employment agreements with our named executive officers in order to provide stability for our senior executives.

In determining compensation element levels, including the annual grants of equity-based awards, if any, for each named executive officer (other than the Chief Executive Officer), the Compensation Committee also consults with and considers the recommendations and input of our Chief Executive Officer.

Total Compensation for Named Executive Officers

The Compensation Committee’s goal is to award compensation that incentivizes our named executive officers to enhance value for our stockholders and is not considered excessive when all elements of potential compensation are considered. In making decisions with respect to any single element of a named executive officer’s compensation, the Compensation Committee considers the officer’s level of responsibility, experience and contributions, and the total compensation that may be awarded to the officer, including salary, annual bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled under his or her employment agreement, including compensation payable upon termination of employment. (The named executive officers are employed pursuant to agreements described under “Potential Payments upon Termination or Change-in-Control — Employment Agreements” below.)

Executive Compensation Elements

Our practices with respect to the key compensation elements identified above, as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining the levels of these compensation elements for the named executive officers for 2012.

Base Salary

Base salaries for the named executive officers are determined consistent with the terms of their employment agreements. The minimum amount of base salaries set forth in the employment agreements and any increases over these amounts are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available and deemed relevant, salary trends for persons in similar positions at comparable companies;

•	the expertise, demonstrated leadership and management ability, and past performance of the individual executive;

•	the executive’s salary history and his or her total compensation, including other cash bonus and stock-based awards;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of our Chief Executive Officer (except as to his own compensation).

In setting base salaries, the Compensation Committee also considers the amount of base salary as a percentage of total compensation with the goal that a substantial percentage of each executive officer’s total compensation should be performance-based.

Annual Bonus

The Compensation Committee may award annual bonuses in cash, restricted stock, restricted stock units, stock options or a combination thereof. The Compensation Committee believes that bonuses should take into consideration all factors relevant to the Company’s and an executive’s performance, including numerous financial and operational metrics, without being limited by a purely formulaic approach. None of our named executive officers is entitled to a guaranteed or minimum bonus.

Consistent with prior years, the bonuses approved by the Compensation Committee for 2012 were intended to achieve two principal objectives:

•	to link compensation with performance that enhances stockholder value, as measured at the Company and individual levels; and

•	to reward our named executive officers based on individual performance and contributions to the Company.

In developing the compensation packages for the named executive officers, the Compensation Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) generally disallows a tax deduction for annual compensation in excess of $1 million paid to the Chief Executive Officer or any of the next three most highly compensated executive officers (other than our Chief Financial Officer) unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m).

In 2012, the Compensation Committee again adopted, under our 2009 Long-Term Stock Incentive Plan, a bonus program designed to qualify as “performance-based compensation” within the meaning of Section 162(m) (the “NEO Bonus Plan”). Pursuant to the NEO Bonus Plan, a bonus pool was established for our Chief Executive Officer and the four most highly compensated executive officers, other than our Chief Financial Officer, consisting of 2.75% of our EBITDA, calculated in accordance with generally accepted accounting principles. The maximum bonus that a named executive officer could receive under the NEO Bonus Plan was limited by the percentages of the bonus pool set forth below (which percentages were not changed during the performance year); and could not exceed the cash equivalent of 120 million shares (based on our closing share price as of the last trading day of 2012). In addition, no amounts could be paid under the NEO Bonus Plan unless a threshold amount of EBITDA was achieved for 2012, and the Compensation Committee retained the ability to exercise its negative discretion to award bonuses in amounts less than the maximum percentages listed below:

Former Chief Executive Officer	40%
Chief Executive Officer (former President, Operations and Sales)	20%
President and Chief Content Officer	20%
General Counsel	15%
Chief Administrative Officer	5%

After the end of the year, the Compensation Committee evaluated our actual performance against a set of guidelines, including a variety of key operating metrics included in our budget and business plan for 2012. As part of such evaluation, the Compensation Committee considered several metrics, including our increase in subscribers, revenue, adjusted EBITDA and free cash flow; our results in controlling subscriber churn and operating expenses; the introduction of new products and services during the year; and additional accomplishments and other factors the Compensation Committee deemed relevant. In addition, Mr. Karmazin and Mr. Meyer made recommendations to the Compensation Committee for individual bonus amounts for our named executive officers (other than themselves), taking into account the responsibilities and contributions of each individual during the year, our performance and (except in the case of our Chief Financial Officer) the percentage limits contained in the NEO Bonus Plan. These amounts were reviewed and discussed with the Compensation Committee and, following consideration by the Compensation Committee, the Compensation Committee approved the amounts while exercising negative discretion regarding the permitted percentage limits set forth in the NEO Bonus Plan. For our former Chief Executive Officer, Mr. Karmazin, the Compensation Committee reviewed his performance for the year, determined that he should receive a bonus and established the bonus amount, while exercising negative discretion regarding the permitted percentage limits contained in the NEO Bonus Plan. Our board of directors also ratified Mr. Karmazin’s bonus for 2012. The Compensation Committee determined that the bonuses to our named executive officers would be paid solely in cash. The bonus awards to our named executive officers are described below under “Fiscal Year 2012 Pay Implications — Payment of Performance-Based Discretionary Annual Bonuses for 2012” and are reflected in the Summary Compensation Table.

Long-term Incentive Compensation

The Compensation Committee grants long-term incentive awards to directly align compensation for our named executive officers over a multi-year period with the interests of our stockholders by motivating and rewarding actions that enhance long-term stockholder value. The Compensation Committee determines the level of long-term incentive compensation in conjunction with total compensation provided to named executive officers and the objectives of the above-described compensation program. Long-term incentive awards have historically represented a significant portion of our named executive officers’ compensation, thus ensuring that our executives have a continuing stake in our success, aligning their interests with that of our stockholders and supporting the goal of retention through vesting requirements and forfeiture provisions.

In recent years, long-term compensation was granted solely in the form of stock options. Stock options have an exercise price equal to the market price on the date of grant, and therefore provide value to the executives if the executives create value for our stockholders. In addition, stock options generally vest over a period of four years and are generally subject to the executive’s continued employment, which incentivizes the executives to sustain increases in stockholder value over extended periods of time. The specific number of options granted is determined by the Compensation Committee with the assistance of our Chief Executive Officer (other than in the case of any stock options award to himself) and by using their informed judgment, taking into account the executive’s role and responsibilities within the Company and the overall performance of the Company and our common stock, and is not based on any specific quantitative or qualitative factors. As part of the process, the Compensation Committee also considered the value and structure of the awards as a retention tool. No long-term compensation was awarded to any named executive officer in 2012.

For future long-term incentive awards, the Compensation Committee may consider, in light of current market factors and the status of our business and financial prospects, granting awards that consist of a mix of stock options, restricted performance share units and restricted shares.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) plan, including a matching component for that plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees. We do not sponsor or maintain any other retirement or deferred compensation plans for any of our employees in addition to our Sirius XM 401(k) plan.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing other benefits to named executive officers that, except as to Mr. Meyer under the terms of his employment agreement, are substantially the same as those offered to our other full time employees and are provided to similarly situated executives at companies with which we compete for executive talent.

Due to Mr. Meyer’s principal residence being in Indianapolis, Indiana, we reimburse Mr. Meyer for the reasonable costs of an apartment in the New York metropolitan area and other incidental living expenses, up to a maximum of $5,000 per month for rent. We also reimburse Mr. Meyer for the reasonable costs of coach class air-fare from his homes to our offices in New York City. We pay Mr. Meyer an additional amount to hold him harmless as a result of any federal, state or New York City income taxes imputed in respect of the expenses for which he receives reimbursement. The costs of these benefits for Mr. Meyer constitute less than 10% of his total compensation.

Payments to Named Executive Officers Upon Termination or Change-in-Control

The employment agreements with our named executive officers provide for severance payments upon an involuntary termination of employment, including involuntary terminations following a change-in-control. These arrangements vary from executive to executive due to individual negotiations based on each executive’s history and individual circumstances.

We believe that these severance and change-in-control arrangements mitigate some of the risk that exists for executives working in our highly competitive industry. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky, and such arrangements allow the executives to focus exclusively on the Company’s interests.

We believe that severance payments in connection with a change-in-control transaction are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Fiscal Year 2012 Pay Implications

2012 Base Salary Decisions

We have entered into employment agreements with each of Messrs. Meyer, Greenstein and Donnelly that include increases in their base salaries during the term of their respective agreements. Messrs. Meyer, Greenstein and Donnelly waived the increase in their base salaries that each would have been contractually entitled to in 2012 under their respective employment agreements. We did not solicit those waivers; rather Messrs. Meyer, Greenstein and Donnelly approached us regarding the contractually required increases in their base salaries after weighing factors important to each of them.

In December 2012, we entered into an amendment to our existing employment agreement with Mr. Meyer, pursuant to which he was appointed as our new Chief Executive Officer. In connection with his appointment, Mr. Meyer’s base salary was reinstated from $1,100,000 to $1,300,000, the amount that Mr. Meyer was scheduled to receive under the terms of his existing employment agreement and that he had previously waived.

In February 2013, Mr. Greenstein’s base salary was reinstated from $1,000,000 to $1,250,000, and Mr. Donnelly’s base salary was reinstated from $575,000 to $725,000, as required by the terms of their respective employment agreements.

There were no base salary increases in 2012 for Messrs. Karmazin or Frear, or Ms. Altman.

Payment of Performance-Based Discretionary Annual Bonuses for 2012

Following the end of 2012, the Compensation Committee met to determine whether to exercise its discretion to pay bonuses to our named executive officers with respect to 2012 and whether to approve a general cash bonus pool for our other employees. The Compensation Committee carefully reviewed our performance against key metrics in our budget and business plan for 2012, including the generation of EBITDA, as required by the NEO Bonus Plan, our efforts to increase subscribers, revenue, adjusted EBITDA and free cash flow and to control subscriber churn and operating expenses, as well as our performance in launching new products and services.

Following its review of our 2012 performance, which the Compensation Committee determined in almost all respects to be superior, the Compensation Committee:

•	approved a cash bonus pool to be divided among our employees, other than the named executive officers;

•

reviewed the NEO Bonus Plan pool and exercised its negative discretion and approved the individual bonus amounts granted to each of the named executive officers under the NEO Bonus Plan (other than for Mr. Karmazin, whose bonus was also reviewed and ratified by our board of directors); and

•	reviewed and approved the bonus amount granted to our Chief Financial Officer whose bonus, pursuant to Section 162(m), is not included in the NEO Bonus Plan.

The actual amount of the bonus paid to each named executive officer was based on a combination of factors, including our 2012 corporate performance, his or her individual contributions and performance in his or her functional areas of responsibility and, with respect to all named executive officers other than himself, upon recommendations made by Mr. Karmazin, our former Chief Executive Officer. The amount of Mr. Karmazin’s bonus, who served as our Chief Executive Officer for almost all of 2012, was ratified by our board of directors following a discussion and consideration by the Compensation Committee. Various specific factors taken into consideration in determining the bonus amounts for the named executive officers are set forth below. The annual bonuses for Messrs. Karmazin and Meyer are discussed below under the heading “Related Policies and Considerations — Compensation of our Chief Executive Officer.”

Mr. Greenstein was awarded a bonus for his contributions during the year, including his role in the continued enhancement of our programming, such as the expansion of our channel lineup to include new music, sports and comedy channels; the expansion of the programming content on SiriusXM Latino, a suite of Latin channels featuring programming from leading providers of Spanish-language music, sports, news, talk and entertainment; launching SiriusXM On Demand, which provides subscribers who are listening online with the ability to choose from among a catalog of more than 300 shows and over 3,000 hours of content to listen to whenever they want; securing and creating additional compelling and exclusive content; reducing the costs of certain programming; streamlining and introducing efficiencies into our programming operations; the sale of advertisements on our non-music channels; understanding and analyzing customer satisfaction levels as they relate to our programming and content offerings; and the continuing integration of our legacy operations.

Ms. Altman was awarded a bonus for her contributions during the year, including her regular on-going contributions as our Chief Administrative Officer and her role in managing our human resources function, including our employee development, diversity and inclusion initiatives, managing our facilities and security operations; supervising the evaluation, management and consolidation of our real estate holdings; overseeing our DC-based operations; and the continuing integration of our legacy operations.

Mr. Donnelly was awarded a bonus for his contributions during the year, including his regular on-going contributions as our General Counsel, such as the management of complex legal and regulatory issues; his role in managing our litigation matters and our legal expenses in face of the increasing complexity of our business; assisting in the negotiation and execution of various agreements with programming providers and other essential third parties; and the continuing integration of our legacy operations.

Mr. Frear was awarded a bonus for his contributions during the year, including his regular on-going contributions as our Chief Financial Officer and his role in managing our fixed and variable costs; overseeing our investor relations efforts; securing a $1.25 billion revolving credit facility with a syndicate of financial institutions; managing our relationships with debt rating agencies and successfully improving our debt rating; reducing our leverage ratio; retiring our 13% Senior Notes prior to their maturity in 2013 and our 9.75% Senior Notes prior to their maturity in 2015; overseeing our investments in Sirius XM Canada; management of and contributions towards the determination of our royalties for sound recordings before the Copyright Royalty Board; managing the construction of our satellites; and his efforts in the continued integration of our legacy operations, particularly in the area of information technology.

Based on the foregoing, the Compensation Committee approved the specific bonus amounts set forth in the Summary Compensation Table under the “Bonus” column for each of the above named executive officers.

Long-Term Equity Grants — 2012 Stock Option Grants

There were no long-term equity grants to any of our named executive officers in 2012.

Fiscal Year 2013 Considerations

The Compensation Committee expects to review our executive compensation program in 2013 with a view to ensuring that it continues to provide the correct incentives and is properly sized given the scope and complexity of our business and the competition we face. The Compensation Committee may employ the same process, or may adopt a modified or wholly different process, in making future bonus decisions, provided that with respect to 2013, the Compensation Committee has again adopted a bonus program which is intended to comply with Section 162(m) for our Chief Executive Officer and the next five most highly compensated executive officers (other than our Chief Financial Officer) under our 2009 Long-Term Stock Incentive Plan that is designed to promote the achievement of our key financial goals for 2013. This bonus program provides for a bonus pool which is based on a percentage of EBITDA. No bonus amount is payable under such program if we do not achieve a specified level of EBITDA.

The Compensation Committee expects that our executive compensation program will continue to respond to changes in economic conditions and our business with flexibility, as needed, to advance our objectives of motivating, attracting and retaining highly qualified executives with the skills and experience necessary to achieve our key business objectives and increase stockholder value.

Related Policies and Considerations

Compensation of our Chief Executive Officer

Several years ago we entered into an employment agreement with Mel Karmazin to serve as our Chief Executive Officer. On December 18, 2012, Mr. Karmazin relinquished his role as our Chief Executive Officer. The material terms of Mr. Karmazin’s employment agreement are described below under “Potential Payments Upon Termination or Change-in-Control — Employment Agreements — Mel Karmazin.”

The terms of Mr. Karmazin’s employment were established by negotiations between Mr. Karmazin and the Compensation Committee. The Compensation Committee did not retain an independent compensation consultant to advise them in the negotiation of Mr. Karmazin’s compensation arrangements or to assess the reasonableness of the compensation arrangements. The Compensation Committee concluded that, in its business judgment, Mr. Karmazin’s qualifications and experience as chief executive officer, particularly in the radio industry, were uniquely suited to our needs, and that his compensation, including the base salary and stock option components, was, taken as a whole, appropriate under the circumstances.

In February 2013, Mr. Karmazin was awarded a cash bonus of $9,500,000 in recognition of his performance and our corporate performance in 2012, including:

•	increasing our net subscribers additions by approximately 2 million, resulting in a total of nearly 23.9 million subscribers, an increase of over 9% as compared to 2011;

•	achieving adjusted EBITDA growth of 26% to over $920 million in 2012;

•	increasing our 2012 revenue by 13% over 2011 levels;

•	increasing free cash flow by 71% to $709 million;

•	retiring our 13% Senior Notes prior to their maturity in 2013 and our 9.75% Senior Notes prior to their maturity in 2015;

•	securing a $1.25 billion revolving credit facility;

•	introducing SiriusXM On Demand to enhance our subscribers’ ability to listen to programs whenever they want;

•	continuing to expand our ability to identify and acquire subscribers in certified pre-owned and used vehicles and managing our investment in infrastructure in this area;

•	adding compelling content to our services while reducing programming expenses;

•	expanding the programming content on Sirius XM Latino, the most comprehensive radio channel offering in the United States for Spanish-speaking listeners;

•	continuing to improve our customer care experience, including further enhancements to our Internet-based self-care functionality and Internet-based chat services;

•	creating a corporate culture that fosters quality, creativity, diversity and innovation to differentiate our content and services; and

•	maintaining Sirius XM as one of the largest subscription-based media companies in the United States.

On December 18, 2012, Mr. Meyer was appointed our Chief Executive Officer, replacing Mr. Karmazin. In connection with his appointment as Chief Executive Officer, we entered into an amendment to our existing employment agreement with Mr. Meyer. This amendment extended the term of his employment agreement to October 31, 2013; increased his base salary from $1,100,000 to $1,300,000, the amount that Mr. Meyer was scheduled to receive under the terms of his existing employment agreement and that he had previously waived; and changed the date that he may elect to retire from May 2013 to October 2013. Our agreement with Mr. Meyer, as amended, provides that if his employment terminates after another person is appointed as our Chief Executive Officer, then Mr. Meyer will be entitled to an additional bonus to reflect his contributions in an amount determined by the Compensation Committee.

Mr. Meyer was awarded a bonus for his contributions during 2012, including his role in:

•	our addition of over 2 million net subscribers in 2012;

•	analyzing, evaluating and managing our subscriber churn and new vehicle conversion rate;

•	reducing subscriber acquisition costs;

•	overseeing the development of our transmission and radio technology;

•	securing an agreement with Nissan North America to be the exclusive provider of telematics services for Nissan branded vehicles;

•	introducing SiriusXM On Demand to enhance our subscribers’ ability to listen to programs whenever they want;

•	launching the SiriusXM Internet Radio App on Google TV, which for the first time allows for SiriusXM 2.0 to be available on any connected television;

•	building our business in pre-owned vehicles, including establishing agreements with automakers for certified pre-owned programs and with large independent resellers, including AutoNation; and

•	the continuing integration of our legacy operations.

Policy with Respect to Internal Revenue Code Section 162(m)

As described above under “Fiscal Year 2013 Considerations,” in 2013 the Compensation Committee again adopted a bonus plan which is intended to comply with Section 162(m) for our Chief Executive Officer and the next five most highly compensated executive officers, other than our Chief Financial Officer. The Committee anticipates that this plan will result in tax deductibility for any compensation we pay to such executive officers that exceeds $1 million in 2013. However, the Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in our best interest to do so.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2012.

Compensation Committee

CARL E. VOGEL, Chairman

JAMES P. HOLDEN

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in such capacities as of December 31, 2012 for services rendered to us during each of the past three fiscal years. These six officers are referred to herein as the “named executive officers”.

Name and Principal Position (1)	Year	Salary $	Bonus $	Stock Awards $	Option Awards(2) $	All Other Compensation(3) $	Total $
James E. Meyer	2012	1,107,692	2,000,000	—	—	205,295	3,312,987
Chief Executive Officer	2011	1,100,000	1,750,000	—	—	236,221	3,086,221
	2010	1,100,000	1,500,000	—	—	159,888	2,759,888

Mel Karmazin	2012	1,500,000	9,500,000	—	—	7,500	11,007,500
Former Chief Executive Officer	2011	1,500,000	9,200,000	—	—	7,350	10,707,350
	2010	1,500,000	8,400,000	—	—	7,350	9,907,350

Scott A. Greenstein	2012	1,000,000	1,375,000	—	—	7,500	2,382,500
President and Chief Content Officer	2011	1,000,000	1,250,000	—	—	7,350	2,257,350
	2010	925,000	1,150,000	—	—	7,350	2,082,350

Dara F. Altman	2012	500,000	850,000	—	—	7,500	1,357,500
Executive Vice President and Chief Administrative Officer	2011	465,666	775,000	—	7,470,308	7,350	8,718,324
	2010	446,332	700,000	—	750,046	7,350	1,903,728

Patrick L. Donnelly	2012	575,000	1,150,000	—	—	7,500	1,732,500
Executive Vice President, General Counsel and Secretary	2011	575,000	1,050,000	—	—	7,350	1,632,350
	2010	573,301	900,000	—	6,000,000	7,350	7,480,651

David J. Frear	2012	850,000	1,200,000	—	—	7,500	2,057,500
Executive Vice President and Chief Financial Officer	2011	795,833	1,100,000	—	18,895,552	7,350	20,798,735
	2010	750,000	1,000,000	—	1,600,022	7,350	3,357,372

(1)	James E. Meyer was appointed our Chief Executive Officer in December 2012. From May 2004 to December 2012, Mr. Meyer was our President, Operations and Sales. Mel Karmazin was our Chief Executive Officer from November 2004 to December 2012.

(2)	The aggregate grant date fair value of stock option awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	For each named executive officer, the amount in the “All Other Compensation” column for 2012 reflects $7,500 of matching contributions by us under our 401(k) savings plan. “All Other Compensation” for Mr. Meyer also includes amounts reimbursed for temporary living and travel expenses, all of which are reimbursed based upon receipts. In 2012, Mr. Meyer was paid $55,000 for rent, $48,551 for travel, and $4,692 for utilities. Travel-related expenses include airfare, taxi/car services, and other incidental travel-related costs. In addition, in 2012 “All Other Compensation” for Mr. Meyer includes $89,552 for reimbursement of taxes associated with these expenditures in accordance with his employment agreement.

Grants of Plan-Based Awards in 2012

There were no grants of plan-based awards made during fiscal year 2012 to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information with respect to the status at December 31, 2012 of all unexercised options awarded to each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date
James E. Meyer(2)	1,350,000	—	5.49	2/2/2016
	512,000	—	3.65	2/1/2017
	707,000	—	2.82	1/23/2018
	—	830,500	0.6235	8/31/2019
	—	6,296,246	0.5252	10/14/2019
Mel Karmazin	—	—	—	—
Scott A. Greenstein(3)	1,000,000	—	3.09	5/5/2014
	1,250,000	—	6.5520	8/8/2015
	435,000	—	3.65	2/1/2017
	607,000	—	2.82	1/23/2018
	—	6,942,034	0.38	7/27/2019
Dara F. Altman(4)	—	415,250	0.6235	8/31/2019
	—	526,150	0.99	8/9/2020
	—	5,625,000	1.64	8/23/2021
Patrick L. Donnelly(5)	120,000	—	5.66	2/1/2016
	256,000	—	3.65	2/1/2017
	1,450,000	—	2.67	5/17/2017
	—	553,750	0.6235	8/31/2019
	—	6,581,747	0.6169	1/14/2020
David J. Frear(6)	700,000	—	6.56	8/10/2015
	307,000	—	3.65	2/1/2017
	483,000	—	2.82	1/23/2018
	1,500,000	—	3.05	2/12/2018
	—	553,750	0.6235	8/31/2019
	—	1,122,400	0.99	8/9/2020
	4,000,000	12,000,000	2.13	7/21/2021

(1)	A special cash dividend of $0.05 per share was declared on our outstanding common stock and preferred stock, on an as-converted basis, to stockholders of record as of the close of business on December 18, 2012. The dividend was paid in cash on December 28, 2012. The Compensation Committee of our board of directors, which administers our stock incentive plans, adjusted the exercise price of stock options by decreasing the exercise price by $0.05 per share. The stock options outstanding as of December 18, 2012 were adjusted on December 28, 2012. The option exercise price reflects the price after the adjustment for the dividend.

(2)	Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $5.49 vested in four equal annual installments from the date of grant on February 2, 2006; options granted at an exercise price of $3.65 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.82 vested in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $0.6235 vest in four equal annual installments from the date of grant on August 31, 2009; and options granted at an exercise price of $0.5252 vest in four equal annual installments from the date of grant on October 14, 2009.

(3)	Outstanding equity awards for Mr. Greenstein vest as follows: options granted at an exercise price of $3.09 vested immediately on the date of grant on May 5, 2004; options granted at an exercise price of $6.5520 vested in three equal annual installments from the date of grant on August 8, 2005; options granted at an exercise price of $3.65 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.82 vested in four equal annual installments from the date of grant on January 23, 2008; and options granted at an exercise price of $0.38 vest in four equal annual installments commencing on July 26, 2010.

(4)	Outstanding equity awards for Ms. Altman vest as follows: options granted at an exercise price of $0.6235 vest in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $0.99 vest in four equal annual installments from the date of grant on August 9, 2010; and options granted at an exercise price of $1.64 vest in four equal annual installments from the date of grant on August 23, 2011.

(5)	Outstanding equity awards for Mr. Donnelly vest as follows: options granted at an exercise price of $5.66 vested in four equal annual installments from the date of grant on February 1, 2006; options granted at an exercise price of $3.65 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.67 vested in three equal annual installments from the date of grant on May 17, 2007; options granted at an exercise price of $0.6235 vest in four equal annual installments from the date of grant on August 31, 2009; and options granted at an exercise price of $0.6169 vest in four equal annual installments from the date of grant on January 14, 2010.

(6)	Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $6.56 vested in three equal annual installments from the date of grant on August 10, 2005; options granted at an exercise price of $3.65 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.82 vested in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $3.05 vested in three equal annual installments from the date of grant on February 12, 2008; options granted at an exercise price of $0.6235 vest in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $0.99 vest in four equal annual installments from the date of grant on August 9, 2010; and options granted at an exercise price of $2.13 vest in four equal annual installments from the date of grant on July 21, 2011.

Option Exercises and Stock Vested in 2012

The following table provides information with respect to option exercises and restricted stock and restricted stock units that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Meyer	16,446,904	31,125,224	—	—
Mel Karmazin	120,000,000	244,348,176	—	—
Scott A. Greenstein	13,884,068	28,650,916	—	—
Dara F. Altman	3,646,900	4,233,515	—	—
Patrick L. Donnelly	8,259,664	12,222,689	—	—
David J. Frear	3,933,650	5,392,626	—	—

(1)	Value realized on exercise is based on the gain equal to the difference between the closing price on the NASDAQ Global Select Market of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

Non-Qualified Deferred Compensation and Pension Benefits

We do not offer non-qualified deferred compensation or pension benefits to our named executive officers.

Potential Payments or Benefits Upon Termination or Change-in-Control

Employment Agreements

We have entered into an employment agreement with each of our named executive officers that contains provisions regarding payments or benefits upon a termination of employment or change of control.

James E. Meyer

In October 2009, we entered into an employment agreement with James E. Meyer. The employment agreement provided for an initial base salary of $950,000 with specified increases to $1,100,000 in January 2010, $1,200,000 in May 2011, and $1,300,000 in June 2012. In 2010, Mr. Meyer waived the increases in his base salary that were scheduled to take effect in May 2011 and June 2012 under his employment agreement.

We have entered into several amendments of the employment agreement with Mr. Meyer. In February 2011, we entered into an amendment that changed the date that Mr. Meyer may elect to retire from April 2011 to May 2012, delayed a previously scheduled increase in Mr. Meyer’s base salary from May 1, 2012 to June 1, 2012 and eliminated our obligation to offer Mr. Meyer a one-year consulting agreement upon expiration of his employment agreement or upon his retirement. In March 2012, we entered into another amendment to the employment agreement with Mr. Meyer that changed the date that he may elect to retire from May 2012 to May 2013.

On December 18, 2012, Mr. Meyer was appointed our Chief Executive Officer. In connection with his appointment as Chief Executive Officer, we entered into an amendment to our existing employment agreement with Mr. Meyer. This amendment extended the term of his employment agreement to October 31, 2013; increased his base salary from $1,100,000 to $1,300,000, the amount that Mr. Meyer was scheduled to receive under the terms of his existing employment agreement and that he had previously waived; and changed the date that he may elect to retire from May 2013 to October 2013. Our agreement with Mr. Meyer, as amended, provides that if his employment terminates after another person is appointed as our Chief Executive Officer, then Mr. Meyer will be entitled to an additional bonus to reflect his contributions in an amount determined by the Compensation Committee.

If Mr. Meyer’s employment is terminated without cause or he terminates his employment for good reason, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to continue his health benefits for 18 months and his life insurance benefits for one year and pay him a lump sum payment within 60 days, equal to Mr. Meyer’s annual base salary plus the greater of (x) a bonus equal to 60% of his then annual base salary or (y) the prior year’s bonus actually paid to him (the “Designated Amount”). In the event Mr. Meyer elects to retire in October 2013, subject to his execution of a release of claims and his compliance with certain restrictive covenants and generally in lieu of any other payments under his employment agreement, we are obligated to continue his health benefits for two years and pay him a lump sum within 60 days equal to two times the Designated Amount.

In the event that any payment we make, or benefit we provide, to Mr. Meyer would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Mel Karmazin

In November 2004, we entered into an employment agreement with Mel Karmazin to serve as our Chief Executive Officer. On December 18, 2012, Mr. Karmazin resigned as our Chief Executive Officer for good reason under the employment agreement.

The unvested portion of the options granted to Mr. Karmazin, that was scheduled to vest on December 31, 2012, vested on December 18, 2012 as a result of his resignation for good reason. The value of these options as of the vesting date (calculated as the difference between the closing price on the NASDAQ Global Select Market of the stock underlying these options less the exercise price, multiplied by the number of options) was $75,900,000. All of the options granted to Mr. Karmazin were exercised by him prior to the end of 2012. The value realized on the exercise of these option that vested on December 18, 2012 was $74,382,000.

Mr. Karmazin was paid his base salary through January 2013 and a bonus for his 2012 work in February 2013. He did not receive any severance payment from us as a result of his termination for good reason.

Scott A. Greenstein

In July 2009, we entered into a new employment agreement with Scott A. Greenstein to continue to serve as our President and Chief Content Officer through July 27, 2013. The employment agreement provides for an initial annual base salary of $850,000 and specified increases to no less than $925,000 in January 2010, $1,000,000 in January 2011, $1,100,000 in January 2012, and $1,250,000 in January 2013. Mr. Greenstein waived the increase in his base salary that was scheduled to take effect in January 2012 under his employment agreement. Mr. Greenstein is also entitled to participate in any bonus plans generally offered to our executive officers.

In the event Mr. Greenstein’s employment is terminated by us without cause or he terminates his employment for good reason, subject to his execution of a release of claims, we are obligated to pay him a lump sum payment equal to his then annual base salary and the cash value of the bonus last paid or payable to him in respect of the fiscal year preceding the fiscal year in which the termination occurs and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Greenstein would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Dara F. Altman

In August 2011, we entered into a new employment agreement with Dara F. Altman to continue to serve as our Executive Vice President and Chief Administrative Officer through August 22, 2015. This employment agreement provides for an annual base salary of $500,000, subject to approved increases.

If Ms. Altman’s employment is terminated without cause or she terminates her employment for good reason, subject to an execution of a release of claims, we are obligated to pay her a lump sum payment equal to her then annual base salary and the cash value of the bonus last paid or payable to her in respect of the preceding fiscal year and to continue her health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Ms. Altman would require her to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Ms. Altman the amount of such tax and any additional amount as may be necessary to place her in the exact same financial position that she would have been in if the excise tax was not imposed.

Patrick L. Donnelly

In January 2010, we entered into a new employment agreement with Patrick L. Donnelly to continue to serve as our Executive Vice President, General Counsel and Secretary, through January 13, 2014. The employment agreement provides for an annual base salary in 2010 of $575,000, subject to specified increases to no less than $625,000 in January 2011, $675,000 in January 2012, and $725,000 in January 2013. Mr. Donnelly waived the increases in his base salary that were scheduled to take effect in January 2011 and 2012 under his employment agreement.

If Mr. Donnelly’s employment is terminated without cause or he terminates his employment for good reason, subject to an execution of a release of claims, we are obligated to pay him a lump sum payment equal to his then annual salary and the cash value of the bonus last paid or payable to him in respect of the preceding fiscal year and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Donnelly would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Donnelly the amount of such tax and any additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

David J. Frear

In July 2011, we entered into a new employment agreement with David J. Frear to continue to serve as our Executive Vice President and Chief Financial Officer through July 20, 2015. The employment agreement provides for an annual base salary of $850,000, subject to approved increases.

If Mr. Frear’s employment is terminated without cause or he terminates his employment for good reason, subject to his execution of a release of claims, we are obligated to pay him a lump sum equal to his annual salary as of the date of the termination and the cash value of the bonus last paid or payable to him in respect of the preceding fiscal year and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Frear would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

2003 Long-Term Stock Incentive Plan

Messrs. Meyer, Greenstein, Donnelly and Frear also have outstanding options as of December 31, 2012 that were granted under the 2003 Long-Term Stock Incentive Plan. Under the 2003 Long-Term Stock Incentive Plan, the outstanding equity awards granted to these named executive officers are subject to potential accelerated vesting upon a change of control. In addition, Mr. Frear’s award agreements relating to options and restricted stock units granted to him in February 2008 under the 2003 plan provide that such equity awards are subject to potential accelerated vesting upon his death and disability. All of the outstanding options granted under the 2003 plan were vested as of December 31, 2012, and, therefore, are not included in the table of potential payments and benefits below.

2009 Long-Term Stock Incentive Plan

All of our named executive officers have outstanding equity awards as of December 31, 2012 that were granted under the 2009 Long-Term Stock Incentive Plan. Under the terms of the 2009 plan, the outstanding equity awards granted to the named executive officers are subject to potential accelerated vesting upon termination without cause by the company or termination by the executive for good reason during a two year period following a change of control, to the extent outstanding awards granted under the plan are either assumed, converted or replaced by the resulting entity in the event of a change of control.

Potential Payments and Benefits

The following table describes the potential payments and benefits under the named executive officers’ agreements and our stock incentive plans to which they would have been entitled if a termination of employment or change-in-control had occurred as of December 30, 2012:

Name	Triggering Event	Lump Sum Severance Payment ($)	Accelerated Equity Vesting(1) ($)	Continuation of Insurance Benefits(2) ($)	Excise Tax Gross-Up ($)	Total ($)
James E. Meyer	Termination due to death or disability	—	14,889,363	—	—	14,889,363
	Termination without cause or for good reason	3,050,000	14,889,363	33,734	—	17,973,097
	Scheduled retirement(3)	6,100,000	—	56,500	—	6,156,500
	Termination without cause or for good reason following change-in-control	3,050,000	16,771,691	33,734	—	19,855,425
Scott A. Greenstein	Termination due to death or disability	—	17,424,505	—	—	17,424,505
	Termination without cause or for good reason	2,250,000	17,424,505	22,630	—	19,697,135
	Termination without cause or for good reason following change-in-control	2,250,000	17,424,505	22,630	—	19,697,135
Dara F. Altman	Termination due to death or disability	—	7,031,250	—	—	7,031,250
	Termination without cause or for good reason	1,275,000	7,031,250	22,630	—	8,328,880
	Termination without cause or for good reason following change-in-control	1,275,000	8,972,099	22,630	—	10,269,729
Patrick L. Donnelly	Termination due to death or disability	—	14,960,969	—	—	14,960,969
	Termination without cause or for good reason	1,625,000	14,960,969	22,630	—	16,608,599
	Termination without cause or for good reason following change-in-control	1,625,000	16,216,043	22,630	—	17,863,673
David J. Frear	Termination without cause or for good reason	—	9,120,000	—	—	9,120,000
	Termination without cause or for good reason	1,950,000	9,120,000	22,630	—	11,092,630
	Termination without cause or for good reason following change-in-control	1,950,000	12,507,634	22,630	—	14,480,264

(1)	Amounts were calculated based on the closing price on the NASDAQ Global Select Market of our common stock on December 31, 2012 of $2.89. The accelerated vesting of options is valued at (a) the difference between the closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options.

(2)	Assumes that medical and dental benefits would be continued under COBRA for up to 18 months at current rates; thereafter assumes rate of two times current employer costs, unless otherwise indicated in the employment agreement. Assumes that life insurance would be continued at rate of two times current employer cost.

(3)	Refers to scheduled retirement in October 2013 pursuant to the terms of Mr. Meyer’s employment agreement.

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accountants for 2013. As such, KPMG will audit and report on our financial statements for the year ending December 31, 2013 and on the effectiveness of internal control over financial reporting as of December 31, 2013. KPMG has served as our independent registered public accountants since September 2008. The Audit Committee and the board are requesting, as a matter of policy, that stockholders ratify the selection of KPMG. The Audit Committee and the board are not required to take any action as a result of the outcome of the vote on this proposal.

Representatives of KPMG are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The board of directors unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2013.

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG as of and for the years ended December 31, 2012 and 2011:

	For the Years Ended December 31,
	2012	2011
Audit fees(1)	$1,857,649	$1,715,660
Audit-related fees(2)	78,000	277,006
Tax fees(3)	48,018	113,365
All other fees(4)	—	28,121

	$1,983,667	$2,134,152

(1)	Audit fees billed by KPMG related to the audits of our annual consolidated financial statements and internal control over financial reporting; the review of our interim consolidated financial statements; review of documents filed with the SEC; and reimbursement for direct out-of-pocket expenses.

(2)	Audit-related fees billed by KPMG related to audits of employee benefit plans, licensing and contractual compliance services, and financial due diligence services.

(3)	Tax fees billed by KPMG for services relating to federal, state and local tax consulting.

(4)	All other fees billed by KPMG related to seminars purchased by us.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee’s pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm are as follows:

•

The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•

The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•

The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•

The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that Joan L. Amble, the chairwoman of the Audit Committee and an independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations and that she is financially sophisticated within the meaning of the NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited financial statements with management and with our independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 32007. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Audit Committee

JOAN L. AMBLE, CHAIRWOMAN

EDDY W. HARTENSTEIN

JAMES P. HOLDEN

JAMES F. MOONEY

VANESSA A. WITTMAN

ITEM 3 — STOCKHOLDER PROPOSAL REGARDING SUCCESSION PLANNING

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651-1267, which is the owner of approximately 28,300 shares of our common stock, has given notice that it intends to present the following resolution for action at the annual meeting:

Resolved: That the shareholders of Sirius XM Radio, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:

•	The Board of Directors will review the plan annually;

•	The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;

•	The Board will identify and develop internal candidates;

•	The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;

•	The Board will annually produce a report on its succession plan to shareholders.

Supporting Statement:

CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the NACO quoted a director of a large technology firm: “A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning of 2005 through November, up 102 percent from the same period in 2004.”

In its 2007 study What Makes the Most Admired Companies Great: Board Governance and Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well-defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well-defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

The NACO report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

Board Recommendation

Our board of directors and the Nominating and Corporate Governance Committee have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders.

The board certainly agrees that one of its most important duties is to ensure that our company is prepared for the planned or unplanned departure of our Chief Executive Officer and any other member of our executive management team. This proposal is unnecessary, however, because our board members engage in discussions about CEO and other executive management succession on an ongoing basis, and our current succession planning process includes most of the features contemplated by the proposal. Finally, the board believes it would be highly inadvisable to publicly report on its succession plan, as requested by the proposal.

Our board of directors, along with the Nominating and Corporate Governance Committee, is responsible for overseeing our CEO and senior management succession plan and policies. The board recognizes the importance of CEO succession planning and has adopted a Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines, both publicly available on our website, that address succession planning.

We believe requiring the board to annually produce a report on our succession plan could adversely affect our stockholders. For an annual report to be meaningful, it would have to include confidential and sensitive information about potential candidates and their development, such as assessment of their skills and the possible timeframes for promotions, retirements and other departures. Such detailed information could harm our competitive position. Any such information that we elect or are required to disclose should be disclosed at the time we deem it advisable or required. If we omitted the competitively sensitive information that would be required by the report contemplated by the proposal, the report would consist only of general statements containing little substance. In addition, such disclosure could cause internal discord and could result in the loss of executive-level talent.

The board has been, and will continue to be, fully engaged in thoughtful and timely succession planning. We believe, however, that the amount of disclosure contemplated by this proposal would not be in the best interests of our stockholders, and that the other elements of the proposal have been substantially implemented.

Our board of directors unanimously recommends a vote “AGAINST” this proposal.

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2013

This proxy statement and our annual report for the year ended December 31, 2012 are available for you to view online at http://www.envisionreports.com/siri.

By Order of the Board of Directors,

Patrick L. Donnelly

Executive Vice President,

General Counsel and Secretary

New York, New York

April 11, 2013

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.siriusxm.com, and click on “Reports & Filings” and then on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Investor Relations Sirius XM Radio Inc. 1221 Avenue of the Americas 36th Floor New York, New York 10020

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — Sirius XM’s Directors recommend a vote FOR each director nominee, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Joan L. Amble	☐	☐	02 - Mark D. Carleton	☐	☐	03 - David J.A. Flowers	☐	☐
04 - Eddy W. Hartenstein	☐	☐	05 - James P. Holden	☐	☐	06 - Gregory B. Maffei	☐	☐
07 - Evan D. Malone	☐	☐	08 - James E. Meyer	☐	☐	09 - James F. Mooney	☐	☐
10 - Robin S. Pringle	☐	☐	11 - Carl E. Vogel	☐	☐	12 - Vanessa A. Wittman	☐	☐
13 - David Zaslav	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2013.	☐	☐	☐	3. Stockholder proposal regarding the adoption of a succession planning policy.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature should correspond exactly with stockholders name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		1 U P X	+
01LS1C

SIRIUS XM RADIO INC.

ADMISSION TICKET

2013 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 21, 2013

9:00 A.M.

TO BE HELD AT

THE AXA EQUITABLE CENTER

THE AUDITORIUM

787 SEVENTH AVENUE

NEW YORK, NEW YORK

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and 2012 Annual Report are available at: http://www.envisionreports.com/siri

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Sirius XM Radio Inc.

Proxy Solicited on behalf of the Board of Directors of Sirius XM Radio Inc.

The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to represent the undersigned and vote, as directed and permitted herein, the undersigned’s shares of Sirius XM Radio Inc. common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius XM Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of Sirius XM Radio Inc. to be held on Tuesday, May 21, 2013, at 9:00 A.M., in the Auditorium at The AXA Equitable Center, 787 Seventh Avenue, New York, New York, and at any adjournments thereof upon all matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side hereof by the undersigned. If this proxy is executed but no direction is given, this proxy will be voted FOR all nominees listed herein under Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

(Continued and to be dated and signed on the reverse side)